Exhibit 8.1.1

Orrick, Herrington & Sutcliffe LLP Columbia Center 1152 15th Street, N.W. Washington, DC 20005-1706 +1 202 339 8400 orrick.com

July 15, 2021

Capital One Funding, LLC

1600 Capital One Drive, Room 27907A

McLean, Virginia 22102

Re:	Capital One Multi-asset Execution Trust

Capital One Master Trust

Capital One Funding, LLC (Depositor)

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as counsel for Capital One Funding, LLC, a Virginia limited liability company, in connection with the Registration Statement on Form SF-3 (the “Registration Statement”), filed on January 9, 2019 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of the offering of series (each, a “Series”) of notes (collectively, the “Notes”), each such Series of Notes representing obligations of Capital One Multi-asset Execution Trust (the “Trust”). Each Series of Notes is comprised of a number of classes of Notes (each, a “Class”). Each Class of Notes is comprised of a number of tranches of Notes (each, a “Tranche”). Each Series of Notes will be issued pursuant to an indenture (the “Master Indenture”), as supplemented by an asset pool supplement (each, an “Asset Pool Supplement”) and an indenture supplement relating to such Series (each, an “Indenture Supplement” and, in each such case, together with the related Asset Pool Supplement and the Master Indenture, the “Indenture”), in each case between the Trust and The Bank of New York Mellon, as Indenture Trustee.

SCOPE OF REVIEW; ASSUMPTIONS

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. As more fully described in the prospectus relating to the Notes forming a part of the Registration Statement (the “Prospectus”) under the heading “Federal Income Tax Consequences,” and the immediately succeeding paragraph, there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In formulating our opinions, we have reviewed (i) the Prospectus, (ii) the Indenture, (iii) the Asset Pool Supplement, (iv) the Amended and Restated Limited Liability Company Agreement of Capital One Funding, LLC, dated July 31, 2002, as amended by the First Amendment thereto, dated March 1, 2008, (v) the Second Amended and Restated Trust Agreement of the Trust, dated as of January 13, 2006, (vi) the Amended and Restated Pooling and Servicing Agreement of Capital One Master Trust, dated as of September 30, 1993, as amended and restated as of August 1, 2002, January 13, 2006, July 1, 2007 and March 17, 2016 as amended by the First Amendment thereto, dated as of January 27, 2017, and as supplemented by the Amended and Restated Series 2002-CC Supplement

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thereto, dated as of October 9, 2002, as amended and restated as of March 17, 2016, each by and among Capital One Funding, LLC, as Transferor, the Bank, as Servicer, and The Bank of New York Mellon, as trustee, and (vii) other documents provided to us that we have deemed necessary or appropriate to review as a basis for this opinion. Additionally, this opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular Series, Class or Tranche of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us or changes in the law subsequent to the date hereof. Because the Prospectus contemplates Series, Classes and Tranches of Notes with numerous different characteristics, the particular characteristics of each Series, Class or Tranche of Notes and any more specific tax discussion set forth in the prospectus pursuant to which a particular Series, Class or Tranche of Notes is offered must be considered in determining the applicability of this opinion to any such Series, Class or Tranche of Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

Finally, you have informed us that between February 17, 2012 and June 11, 2021, Chapman and Cutler LLP acted as your special tax counsel with respect to the Master Trust, the Trust and the Notes, and in that capacity rendered opinions regarding the classification of the Master Trust, the Trust and the Notes for federal income tax purposes and certain other federal income tax matters required to be addressed pursuant to the transaction documents during the time period referenced above. We have assumed the accuracy of such opinions and any other opinions addressing tax matters delivered pursuant to the transaction documents during the time period referenced above, and have not been asked to and have not investigated any matters covered by any such opinions nor reviewed any of the transaction documents or instruments referenced therein except as otherwise specifically referenced herein.

OPINION

Based on the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading “Federal Income Tax Consequences” which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects, and we hereby adopt and confirm the opinions set forth therein.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus. However, we are furnishing this opinion to you solely in connection with the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP